digitiliti

Personal and Confidential

Plan Participant: __David Macey____

OVERVIEW

This is your Performance and Incentive Compensation Plan. This document is intended to explain your Plan and to detail the mechanism we wish to put in place to have part of your compensation tied to successfully achieving the goals for revenue and operating income for 2012 that we mutually agree upon by January 31, 2012 for Year 2012. Our mutual obligation is to review your progress against this plan quarterly.

2012 Salary, Performance and Incentive Compensation Plan (Plan)

These are the principal elements of your Plan and such compensation is based upon a current balance of approximately 69,000,000 common shares and share equivalents outstanding and a fully-diluted share equivalent total of 120,000,000 including all options and warrant shares issued and outstanding:

1.	Stock Options:

I.
Incentive Stock Options (ISO's)* for 4,000,000 shares of company common stock granted on December 31, 2011 at an exercise price of the FMV (fair market value of the shares) on that day which will vest annually, 1/3 on the grant date, December 31, 2011, 1/3 on December 31, 2012, and 1/3 on December 31, 2013.

II.	ISO's* for an additional 6,000,000 shares of company common stock granted Dec 31, 2011: granted at an exercise price of the FMV on December 31, 2011., which will vest annually as follows:

1/3 on the grant date of Dec 31, 2012, for meeting or exceeding revenue targets for 2012 agreed to by you and the board of Digitiliti by January 31, 2012

1/3 on Dec 31, 2013, for meeting or exceeding revenue targets for 2013 agreed to by you and the board of Digitiliti by January 31, 2013
1/3 on Dec 31, 2014, for meeting or exceeding revenue targets for 2014 agreed to by you and the board of Digitiliti by January 31, 2014

*(The options will be Incentive stock options (ISO) to the extent that the number of options times the FMV on date of grant equals $100,000; excess value over $100,000, if any, would be non-qualified stock options, per the Digitiliti Long Term Incentive Plan).

III.	Additional Stock Option grants could be granted in the future based on performance in 2012 and beyond at Board of Director discretion.

2. Salary

I. Your Salary is cash compensation and shall be paid twice monthly

II. Performance Incentive Bonus (IB)

Your Performance Incentive Bonus (IB) is a quarterly bonus. The amount of your performance incentive bonus is dependent upon successful achievement of agreed-to objectives. If the company cannot pay the bonus due to cash constraints then it will remain an obligation of the company (a liability) and will be paid when the cash is available whether through profits or financing. The Board reserves the option to pay up to 50% of the Bonus earned in Restricted Stock.

2012 Objectives:

The company's objectives:

1.	Exceeding our revenue, profit and cash generation goals with predictability

2.	Customer satisfaction that exceeds that of any peer competitor

3.	Improving our products and technology

4.	Reducing waste and inefficiencies across the company

5.	Strengthening the capability and productivity of our people

6.	Being prepared to take advantage of opportunities; for example, alliances, partnerships, additional mergers or acquisitions.

Compensation:

I.	Annual Base Salary $190,000

I.	Performance Incentive Bonus:
Your targeted Performance Incentive Bonus will be based upon attainment of the following objectives:

a.
Achieve the budgeted quarterly BILLINGS beginning in 1Q 2012 (Targeted bonus of $30,000 per quarter; $120,000 per year). The quarterly revenue objectives will be discussed with you by the Compensation Committee no later than January 31, 2012.

i.	Actual BILLINGS against the budget for the quarter as defined in Appendix A will determine the amount you will earn.

ii.	The maximum that can be earned based on BILLINGS performance for any quarter is $45,000.00.

b.	DISCRETIONARY bonus based on objectives set by the Compensation Committee or at the discretion of the Board of Directors.

i.
Quarterly objectives and amount of DISCRETIONARY bonus to be attained by such objectives will be discussed with you by the Compensation Committee no later than the end of the first month of each fiscal quarter (for example, January 31, 2012 for the first quarter).

ii.
The Board of Directors may, at their discretion, approve at the first Board meeting following the end of a fiscal quarter to award any amount up to the maximum DISCRETIONARY bonus minus any part allocated to quarterly objectives agreed upon in Section II(b)(i).

iii.	The maximum DISCRETIONARY bonus that can be earned for any quarter is $10,000.

II.	Bonus Payment:
Any bonus earned will be paid as follows:

i.
Seventy-five percent (75%) of any quarterly bonus earned will be paid within thirty (30) days of the end of the quarter in which the bonus was earned. The remaining Twenty-five percent (25%) will be paid after the 10-K is completed and any adjustments have been determined to annual revenue and/or operating income.

ii.	Financial data needed to evaluate the plan will be taken from the official audited company financial statements. Payments made before a completed audit will be subject to adjustment after the audit. Adjustments may be withheld from future salary or bonuses.

iii.	In case of any dispute concerning the terms of this agreement or the calculation of any payments the Board of Directors shall have the sole discretion to make the final decision.

iv.	Any unpaid bonus amount shall be handled in accordance with a separate Employment Agreement in the event that you leave the company.

v.	The Board of Directors shall make the final decisions on the need for changes, if any.

i.	Closing Guidelines
We ask that you internalize these goals. And, understand the following guidelines pertinent to this plan:

This is an offer of compensation and does not represent a contract for continuing employment. Compensation is terminated upon termination of employment. The Agreement may not be changed orally but only by a written document signed by both parties.

Read, Understood and Agreed To By:

___________________________     _____________
David Macey     Date

___________________________      ______________
For the Board of Directors     Date

______________________________________________________________________________
Appendix A:

Performance Incentive Bonus Schedule per quarter
< 80% of target Billings	Between 80% and 95 % of target Billings	Between 96% and 110% of target Billings	Between 111% and 125% of target Billings	> 126% of target Billings
No bonus	50% of target bonus	75% of target bonus	100% of target bonus	150% of target bonus